Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces First Quarter 2015 Results and Provides Operational Update

HOUSTON, TX — May 5, 2015 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $82 million, or $0.20 per basic and diluted share for the first quarter of 2015, compared to a net loss of $57 million, or $0.14 per basic and diluted share, for the first quarter of 2014.  The current quarter included $17 million of impairment charges for the previously announced abandonment of the North Platte #2 appraisal well.

Capital and operating expenditures (excluding changes in working capital) for the quarter ending March 31, 2015 were approximately $191 million, in line with our planned capital and operating expenditures of approximately $800-900 million in 2015.  Cash, cash equivalents, and investments at the end of the first quarter were approximately $2.1 billion. This includes about $105 million held for future operations in collateralizing letters of credit.

Balance Sheet and Financing Priorities

With the aforementioned $2.1 billion in balance sheet cash, cash equivalents and investments, Cobalt continues to be well positioned to execute on its stated financing priorities for 2015 and beyond.  These priorities remain the access of pre-production Reserve Based Lending (RBL) facilities and the pursuit of regional asset-based partnerships, with a focus on maximizing the shareholder value of Cobalt’s extensive portfolio of attractive deepwater assets.

For the $150 million Heidelberg RBL facility, the first of its kind in the Gulf of Mexico, Cobalt has now received commitments from multiple banks and expects to close and draw from the facility during the second quarter.  The commitments are subject to the negotiation and execution of definitive loan documentation and other customary conditions.

On the regional partnership front, Cobalt has been encouraged by the broad industry and financial investor response regarding an investment opportunity in Cobalt’s Angola portfolio.  Cobalt plans to evaluate any proposals obtained through this process against other financing alternatives. We expect to finalize this process later this year.

Operational Update

Cobalt continues to appraise and develop several of its discoveries in Angola and the Gulf of Mexico, with a focus on progressing each to potential sanction while simultaneously evaluating financing, partnership or other potential means of enhancing shareholder value.

In Angola Block 20, the Orca #2 appraisal well and drill stem test results confirmed the presence of a large oil accumulation in the Sag section of the Pre-salt. In addition, log and sampling evaluation results have confirmed the discovery of oil in the deeper Synrift reservoir of the Pre-salt. Orca #2 was drilled seven kilometers (four and one-third miles) from the Orca #1 discovery well and is Cobalt’s first appraisal well drilled on its significant 2014 Orca deepwater Pre-salt discovery in the Kwanza Basin.  Orca is the largest oil discovery found to date in the Kwanza Basin. Cobalt and its partners anticipate more appraisal activities in the future to determine Orca’s development and production potential. Cobalt, as operator, holds a 40% working interest in Orca.

At Cameia in Angola Block 21, Cobalt is currently drilling the Cameia #4 development well.  Cobalt plans a continuous development drilling program at Cameia for the remainder of 2015 and early 2016. In conjunction with these ongoing development drilling activities, Cobalt continues to focus efforts on the optimization of Cameia facility and subsea infrastructure design and costs to take advantage of favorable market forces attributed to the current downturn in industry activity. Cobalt’s current FPSO design is a nominal 75,000 barrel per day facility, with a likely production capacity in excess of 80,000 barrels per day early in the field’s life.   As previously stated, Cobalt believes that Cameia’s project economics remain robust in the current commodity price environment. Cobalt expects to achieve formal project sanction of Cameia by year-end 2015, aligned with its efforts to deliver first production in 2018. Cobalt, as operator, holds a 40% working interest in Cameia.

In the U.S. Gulf of Mexico, Cobalt anticipates appraisal operations will commence on the Anchor Inboard Lower Tertiary discovery in the coming months.  As announced earlier this year, Anchor represents Cobalt’s fourth significant deepwater Gulf of Mexico discovery.  Cobalt, as non-operator, holds a 20% working interest in Anchor.

On April 23, 2015, Cobalt commenced drilling the North Platte #3 appraisal well as a replacement well for the North Platte #2 well, which as previously announced was plugged and abandoned due to a seal failure in the riser connection system.  The North Platte #3 appraisal well is being drilled to further evaluate the Inboard Lower Tertiary reservoirs encountered in Cobalt’s 2012 North Platte #1 discovery well.  North Platte #1 found over 550 net feet of oil pay in multiple high-quality Inboard Lower Tertiary reservoirs. Cobalt, as operator, holds a 60% working interest in North Platte.

Appraisal operations are also expected to resume at Shenandoah, where planning is well underway for the drilling of the Shenandoah #4 well, the third appraisal well which is anticipated to spud before the end of the second quarter.  The well is expected to confirm the lateral sand quality, continuity and stratigraphy of reservoirs found in the Shenandoah #2 appraisal well, which encountered over 1,000 net feet of oil pay in excellent quality Inboard Lower Tertiary-aged reservoirs. Shenandoah #4 is located approximately 800 feet updip and 0.7 miles northwest of Shenandoah #2.  Cobalt, as non-operator, holds a 20% working interest in Shenandoah.

At Heidelberg, development drilling and production facility construction continue and remain on schedule to support initial production in the first half of 2016.  The Heidelberg production facility is designed to produce up to 80,000 barrels of oil and 80 million cubic feet of gas per day.  Cobalt, as non-operator, holds a 9.375% working interest in Heidelberg.

Cobalt also participated in the Central OCS Lease Sale 235, and was high bidder on all five bids submitted.  To date, Cobalt has been awarded four of the five bid blocks and is awaiting notification of decision by the Bureau of Ocean Energy Management on the fifth high bid.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Cobalt’s first quarter 2015 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13606714.  The replay will be available until May 19, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is a publicly traded independent exploration and production company active in deepwater basins in offshore North America and West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.  Cobalt is committed to communicating its performance and actions to promote sustainable corporate social responsibility in a comprehensive, transparent and tangible manner.  To learn more about Cobalt’s commitment to responsible business practices, see Cobalt’s 2014 Corporate Social Responsibility Report, which can be found on Cobalt’s website at http://www.cobaltintl.com/responsibility.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
Rob Cordray	Lynne L. Hackedorn
Director, Investor Relations	Vice President, Government and Public Affairs
+1 (713) 579-9126	+1 (713) 579-9115

Consolidated Statement of Operations Information:

	Quarter Ending March 31,
	2015	2014
	($ in thousands)

Oil and gas revenue	$—	$—
Operating costs and expenses
Seismic and exploration	17,769	8,976
Dry hole expense and impairment	19,897	13,041
General and administrative	24,249	24,169
Depreciation and amortization	1,342	1,107
Total operating costs and expenses	63,257	47,293
Operating income (loss)	(63,257)	(47,293)
Other income (expense)
Interest income	1,660	945
Interest expense	(20,020)	(10,567)
Total other income (expense)	(18,360)	(9,622)
Net income (loss) before income tax	(81,617)	(56,915)
Income tax expense	—	—
Net income (loss)	$(81,617)	$(56,915)

Basic and diluted income (loss) per share	$(0.20)	$(0.14)
Weighted average common shares outstanding	408,508,154	407,001,208

Consolidated Balance Sheet Information:

	March 31, 2015	December 31, 2014
	($ in thousands)
Cash and cash equivalents	$354,803	$258,721
Short-term restricted funds	22,538	45,062
Short-term investments	1,525,072	1,530,206
Total current assets	2,045,829	2,003,134
Total property, plant and equipment	2,095,177	1,932,361
Long-term restricted funds	82,419	105,051
Long-term investments	65,624	326,047
Total assets	4,383,734	4,450,863
Total current liabilities	392,085	303,601
Total long-term liabilities	1,953,157	2,032,996
Total stockholders’ equity (408,508,529 and 408,505,079 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively)	2,038,492	2,114,266
Total liabilities and stockholders’ equity	$4,383,734	$4,450,863

Consolidated Statement of Cash Flows Information:

	Quarter Ending March 31,
	2015	2014
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(17,180)	$(85,673)
Investing activities	113,262	45,614
Financing activities	—	(597)